Exhibit 10.7

OPTION GRANT NOTICE
UNDER THE
amended and restated gmr buyer corp.
2015 STOCK INCENTIVE PLAN

GMR Buyer Corp. (the “Company”), pursuant to the Amended and Restated GMR Buyer Corp. 2015 Stock Incentive Plan, as may be amended from time to time (the “Plan”), hereby grants to the Participant set forth below the number of Options (each Option representing the right to purchase one share of Common Stock) set forth below, at an Exercise Price per share as set forth below. The Options are subject to all of the terms and conditions as set forth herein, in the Option Agreement attached hereto, and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:

Date of Grant:

Vesting Commencement Date:

Total Number of Options:

Time Vesting Options:

Performance Vesting Options:

Exercise Price per Share:	$
Option Period:	Ten years from Date of Grant

Vesting Schedule:

1.	Time Vesting Options.

a.	Subject to the Participant’s continued service with the Service Recipient on each applicable vesting date, twenty percent (20%) of the Time Vesting Options shall vest, and thereby become exercisable, on each of the first five (5) anniversaries of the Vesting Commencement Date; provided, that if a Change in Control occurs and the Participant continues to provide services to the Service Recipient until at least immediately prior to such Change in Control, all then-unvested Time Vesting Options shall become fully vested and exercisable immediately prior to the effective time of such Change in Control.

2.	Performance Vesting Options.

a.	If a Realization Event (as defined below) occurs and the Participant continues to provide services to the Service Recipient through the occurrence of such Realization Event, the Performance Vesting Options shall vest, and thereby become exercisable, upon the occurrence of such Realization Event as follows:

i.	A portion of the Performance Vesting Options in an amount equal to 16.67% of the Total Number of Options will vest, and thereby become exercisable, if and to the extent the Sponsor Group has achieved a Per Share Return of at least $13.20;

ii.	A portion of the Performance Vesting Options in an amount equal to 16.67% of the Total Number of Options will vest, and thereby become exercisable, if and to the extent the Sponsor Group has achieved a Per Share Return of at least $15.70; provided, that if the Sponsor Group has achieved a Per Share Return that is between the level set forth in this subsection (a)(ii) and the level set forth in subsection (a)(iii), the portion of the Performance Options that will vest, and thereby become exercisable, shall be determined by using straight line interpolation between the subsections; and

iii.	A portion of the Performance Vesting Options in an amount equal to 16.67% of the Total Number of Options will vest, and thereby become exercisable, if and to the extent the Sponsor Group has achieved a Per Share Return of at least $18.20;

provided, that in the event of an Adjustment Event (including, without limitation, a Stock Split and Repurchase), each level specified in subsections (a)(i), (a)(ii) and (a)(iii) shall be adjusted as the Committee deems equitable in accordance with Section 10 of the Plan.

b.	Notwithstanding the foregoing, upon a Termination either by the Service Recipient without Cause (and other than due to the Participant’s death or Disability) or by the Participant for Good Reason, a percentage of the Performance Vesting Options equal to the Service Vesting Percentage will remain outstanding (but shall not be vested or exercisable) and shall be eligible to vest in accordance with Section 2(a) above through and until the six (6)-month anniversary of the date of such Termination, if a Realization Event occurs within such six (6)-month period (such Performance Vesting Options that so remain outstanding and eligible to vest, the “Eligible Performance Vesting Options”). If no such Realization Event occurs during such period, such Eligible Performance Vesting Options shall immediately expire without payment therefor on such six (6)-month anniversary date.

Treatment of Options upon a Stock Split followed by a Share Repurchase:

1.	If a stock split occurs that is immediately followed by a pro rata repurchase of shares of Common Stock from all holders of Common Stock and warrants to acquire Common Stock that are then outstanding (such transaction, a “Stock Split and Repurchase”), the equitable adjustment to the then-outstanding Options required under Section 10 of the Plan in connection with such stock split will take the following form, unless otherwise agreed in writing by the Participant and the Company:

a.	The number of such Options shall remain unchanged; and

b.	The amount of the equitable adjustment for each Option shall be equal to the Dividend Amount received by holders of Common Stock and warrants in connection with such repurchase and shall be received in the form of: (i) a reduction in the Exercise Price per share of such Option, (ii) a cash payment to the Participant in respect of such Option which shall, if such Option has not vested at such time, be subject to the same vesting conditions applicable to such Option, or (iii) any combination of (i) and (ii), in each case as determined by the Committee in its sole discretion.

Forfeiture:

1.	In the event of the Participant’s Termination for any reason, the Options shall, to the extent not then vested (after giving effect to Section 2(b) of the section entitled “Vesting Schedule” above) be cancelled by the Company without consideration and any Options, to the extent vested, shall remain exercisable subject to the terms and conditions of the Option Agreement.

2.	If a Change in Control occurs, all Performance Vesting Options that have not vested prior to such Change in Control and that will not vest in connection with such Change in Control shall be automatically forfeited in connection with such Change in Control.

Defined Terms:

“Aggregate Investment” means the aggregate amount of the cash invested in (and the initial gross asset value of any property (other than money) contributed to) the Company by the Sponsor Group, directly or indirectly, from time to time in respect of such investment (including the cash paid for the purchase of warrants to acquire Common Stock and amounts paid in respect of the exercise prices thereof).

“Cash Distributions” means the aggregate amount of cash distributed to the Sponsor Group from time to time on a cumulative basis following the Effective Date and through the applicable Measurement Date in respect of its ownership of Common Stock or warrants for the purchase thereof, including, without limitation, any cash received in connection with a Stock Split and Repurchase; provided, that in no circumstances shall any fees paid to the Sponsor Group or expenses reimbursed to the Sponsor Group from time to time be included in the calculation of Cash Distributions.

“Dividend Amount” means the amount that would be paid to each holder of a share of Common Stock or warrant in connection with a Stock Split and Repurchase, which amount is equivalent to the amount such holders would have received had a dividend been paid to them (assuming the exercise in full of all outstanding warrants) on each share of Common Stock and warrant instead of implementing a Stock Split and Repurchase.

“Effective Date” means March 14, 2018.

“Fully-Diluted Basis” with respect to Common Stock means the number of shares of Common Stock, which are issued and outstanding or owned or held, as applicable, at the date of determination, plus the number of shares of Common Stock, as the case may be, issuable pursuant to any securities, warrants, rights or options then outstanding (including warrants to acquire Common Stock), without regard to any limitations on exercisability contained therein as a result of applicable law, or convertible into or exchangeable or exercisable for (whether or not subject to contingencies or passage of time, or both) Common Stock, as the case may be.

“Good Reason” means, as to any Participant, “Good Reason” as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of the Participant’s Termination. In the absence of any such employment or consulting agreement (or the absence of any definition of “Good Reason” contained therein), any “Good Reason” provisions referenced herein shall not apply, such that any Termination by the Participant shall be treated as a Termination without Good Reason.

“Measurement Date” means the date of any Realization Event.

“Per Share Return” means, as of a Measurement Date, the result obtained by dividing (1) the amount of Cash Distributions received by the Sponsor Group, directly or indirectly, by (2) (a) the number of shares of Common Stock (measured on a Fully-Diluted Basis) held by the Sponsor Group as of the Effective Date plus (b) the aggregate number of shares of Common Stock (measured on a Fully-Diluted Basis) acquired by the Sponsor Group following the Effective Date and through such Measurement Date (whether or not disposed of); provided, that the amounts set forth in the foregoing clause (2) shall be equitably adjusted in the sole discretion of the Committee to account for any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, share dividend, split-up, sale of assets, distribution to stockholders or combination of securities or any other similar change in the Company’s capital structure; provided, further, that for the avoidance of doubt, no adjustment shall be made as a result of any Stock Split and Repurchase resulting in the same number of shares of Common Stock being outstanding on a Fully-Diluted Basis immediately following such transaction as immediately preceding such transaction.

“Realization Event” means an event or transaction (or a series of events or transactions), including, without limitation, a Change in Control, extraordinary dividend payment(s) or the equivalent thereof (including, without limitation, any Stock Split and Repurchase), or selldowns into the public market, wherein the Sponsor Group receives cash, on a cumulative basis, in respect of its Aggregate Investment.

“Service Vesting Percentage” means, cumulatively, twenty percent (20%) per year for each twelve (12)-month period following the Vesting Commencement Date, during which the Participant remained employed with the Service Recipient through Termination.

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THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF OPTIONS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT AND THE PLAN.

GMR Buyer Corp.	Participant[1]

By:
Title:

[1]	To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

OPTION AGREEMENT
UNDER THE
AMENDED AND RESTATED
GMR buyer corp.
2015 STOCK INCENTIVE PLAN

Pursuant to the Option Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Option Agreement (this “Option Agreement”) and the Amended and Restated GMR Buyer Corp. 2015 Stock Incentive Plan (as amended from time to time, the “Plan”), GMR Buyer Corp. (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1.             Grant of Option. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Time Vesting Options and Performance Vesting Options (collectively, “Options”) provided in the Grant Notice (with each Option representing the right to purchase one share of Common Stock), at an Exercise Price per share as provided in the Grant Notice. The Company may make one or more additional grants of Options to the Participant under this Option Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Option Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Options hereunder and makes no implied promise to grant additional Options.

2.             Vesting. Subject to the conditions contained herein and the Plan, the Options shall vest as provided in the Grant Notice.

3.             Expiration; Termination. Except as otherwise provided in Section 5 or 6 of the Stockholders’ Agreement, the Participant may not exercise any vested and exercisable Time Vesting Options or Performance Vesting Options (including, if applicable, the Eligible Performance Vesting Options) to any extent after the first to occur of the following events:

(a) The tenth (10th) anniversary of the Date of Grant;

(b) The first anniversary of the date of the Participant’s Termination due to death or Disability;

(c)  Ninety (90) days after the date of the Participant’s Termination either by the Service Recipient without Cause or by the Participant for any reason, other than due to the Participant’s death or Disability;

(d) Immediately upon either (i) the date of the Participant’s Termination for Cause or (ii) the date of a Restrictive Covenant Violation (as defined in the Stockholders’ Agreement);

(e) Solely with respect to any Eligible Performance Vesting Options that may become vested following Termination pursuant to Section 2(b) of the section entitled “Vesting Schedule” of the Grant Notice, thirty (30) days after the date of the Realization Event that occurs within the six (6)-month period referenced in such Section 2(b); or

(f) The date the Options are terminated pursuant to Section 5 or 6 of the Stockholders’ Agreement.

4.	Method of Exercising Options.

(a) The Options may be exercised by the delivery of notice of the number of Options that are being exercised accompanied by payment in full of the Exercise Price applicable to the Options so exercised. Such notice shall be delivered either (i) in writing to the Company at its principal office or at such other address as may be established by the Committee, to the attention of the Company Secretary; or (ii) to a third-party plan administrator as may be arranged for by the Company or the Committee from time to time for purposes of the administration of outstanding Options under the Plan, in the case of either (i) or (ii), as communicated to the Participant by the Company from time to time.

(b) The payment of the aggregate Exercise Price may be made at the election of the Participant (i) in cash, check and/or cash equivalent; (ii) in the event of a Termination for any reason other than by the Service Recipient for Cause or by the Participant without Good Reason, pursuant to a “net exercise” procedure (as described below); (iii) by such other method as the Committee may permit in its sole discretion under Section 7(d) of the Plan; or (iv) any combination of cash and such other available method of exercise. Any net exercise of an Option shall be effectuated by the Company delivering shares of Common Stock to the Participant having a Fair Market Value equal to (A) the Fair Market Value of all shares of Common Stock issuable upon exercise of the Option, minus (B) the aggregate exercise price for such shares.

(c)  Except as expressly provided for herein or in the Plan or the Stockholders’ Agreement, during the lifetime of the Participant, only the Participant (or his or her duly authorized legal representative) may exercise the Options or any portion thereof. After the death of the Participant, any Options may, prior to the time when the Option becomes unexercisable under Section 3 hereof, be exercised by the Participant’s personal representative or by any person empowered to do so under the Participant’s will or the laws of descent and distribution.

5.             Issuance of Shares. Following the exercise of an Option hereunder, as promptly as practical after receipt of such notification and full payment of such Exercise Price and any required income or other tax withholding amount (as provided in Section 10 hereof), and subject to the Participant’s execution and delivery of a Joinder to the Stockholders’ Agreement (if the Participant is not already a party to the Stockholders’ Agreement), the Company shall issue or transfer, or cause such issue or transfer, to the Participant the number of shares with respect to which the Options have been so exercised, and shall either (a) deliver, or cause to be delivered, to the Participant a certificate or certificates therefor, registered in the Participant’s name or (b) cause such shares to be credited to the Participant’s account at the third-party plan administrator.

6.             Restrictive Covenants. The Participant acknowledges and agrees that as a condition of receipt of the grant of the Options and the ability to exercise such Options, the Company and the Participant have agreed to certain covenants regarding non-competition, non-solicitation, no-hire and confidentiality restrictions, which are set forth in Section 17 of the Stockholders’ Agreement, and which are hereby incorporated by reference. The Participant acknowledges that the Participant has read and understands such covenants, including, specifically, the scope and duration thereof. The Participant acknowledges and agrees that the terms of such restrictive covenants are in consideration for the Participant’s receipt of the grant of the Options under this Option Agreement, the Participant’s right to benefits upon certain Terminations as provided in the Grant Notice, the Participant’s receipt of other benefits provided in this Option Agreement and elsewhere, and the Participant’s access to Confidential Information (as defined in the Stockholders’ Agreement).

7.             Participant. Whenever the word “Participant” is used in any provision of this Option Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Options may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

8.             Non-Transferability. The Options are not transferable by the Participant except to permitted transferees in accordance with the Plan and subject to the terms of the Stockholders’ Agreement. Except as otherwise provided herein, no assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Options shall terminate and become of no further effect.

9.             Rights as Stockholder. The Participant or a permitted transferee of the Options shall have no rights as a stockholder with respect to any share of Common Stock covered by an Option until the Participant shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.

10.           Tax Withholding. The provisions of Section 12(e) of the Plan are incorporated herein by reference and made a part hereof.

11.           Notice. Every notice or other communication relating to this Option Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

12.           No Right to Continued Service. This Option Agreement does not confer upon the Participant any right to be retained in the employ or service of any member of the Company Group.

13.           Binding Effect. This Option Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

14.           Waiver and Amendments. Except as otherwise set forth in Section 11(b) of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Option Agreement shall be valid only if made in writing and signed by the parties hereto; provided, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

15.           Governing Law. This Option Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Option Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Option Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.

16.           Options Subject to Plan and Stockholders’ Agreement. The Option, and the shares of Common Stock issued to the Participant upon exercise of the Option, shall be subject to all of the terms and provisions of the Plan and the Stockholders’ Agreement and all such terms and provisions are hereby incorporated herein by reference and made a part hereof. In the event of any conflict between the terms and provisions of the Stockholders’ Agreement and this Option Agreement, the Stockholders’ Agreement shall govern and control. This Option Agreement also remains subject to the terms of the Plan, and, in the event of any conflict between the terms and provisions of the Plan and this Option Agreement, the Plan shall govern and control.

17.           Options Subject to Compensation Recoupment Policy. The Grant Notice, Option Agreement, Options and shares of Common Stock issued to the Participant upon exercise of the Option shall be subject to the Company’s (and its subsidiaries’) Compensation Recoupment Policy.